Exhibit 99.1

BDSI Secures U.S. Commercial Partnership

for BEMATM Fentanyl with Meda AB

BDSI to receive $30 million up front payment; $30 million upon NDA approval and double digit royalty on U.S. net sales

Company to Hold Conference Call and Web Cast at 2pm Today to discuss the Partnership

MORRISVILLE, N.C.—(BUSINESS WIRE)— September 5, 2007 — BioDelivery Sciences International, Inc. (Nasdaq: BDSI) has entered into an exclusive and perpetual license and related supply agreement with Meda for the U.S., Canadian and Mexican commercialization rights to BDSI’s flagship BEMATM Fentanyl product for the treatment of “breakthrough” cancer pain. Under this agreement, Meda will be responsible for the marketing and distribution of BEMA Fentanyl in the U.S., whose launch is anticipated in late 2008. In addition, Meda will be responsible for the management of the post-NDA approval clinical development program.

Financial Aspects of the Partnership:

•	1st milestone: $30 million upon closing which is contingent upon antitrust approval by the Federal Trade Commission, which typically occurs within 30 days of filing.

•	2nd milestone: $30 million upon receipt of FDA approval, which is anticipated in late 2008.

•	Royalty: BDSI to receive a significant double digit royalty on net sales. Guaranteed minimum annual royalties, based on low sales, exist during the first 7 years.

•	Sales milestones: A total of $30 million payable at:

•	$10 million when annualized sales exceeds $75 million

•	$10 million when annualized sales exceeds $125 million

•	$10 million when annualized sales exceeds $175 million

•	A gross margin above 70% is secured for Meda.

BEMA Fentanyl consists of a small, dissolvable, polymer disc, formulated with the opioid narcotic fentanyl, for application to the buccal (inner lining of cheek) membranes. BEMA Fentanyl has shown in clinical studies important patient advantages compared to competing products, especially fewer side effects. According to published results, the two currently largest competing fentanyl products in the U.S. with the same indication had combined sales of nearly $700 million in 2006 and grew by approximately 60% versus 2005.

Sales, marketing, and clinical studies, post-approval, to support competitive claims and expanded indications will be the responsibility of Meda. Meda and BDSI will also collaborate on expanding the indications for BEMA Fentanyl, which could increase fourfold the market potential. Meda will fund this development, and will also get a right of first refusal on the commercialization rights to future development projects based on BEMA Fentanyl.

Meda and BDSI started their collaboration in 2006 with BEMA Fentanyl for all the European markets. In July this year, Meda announced the acquisition of the U.S. specialty pharma company MedPointe Inc, an acquisition which immediately gave access to a strong platform in the US with about 500 employees within marketing and sales. Through this acquisition and Meda’s rapid development in Europe, Meda’s annual turnover has increased from around $30 million in 2002 to now approaching $1.4 billion (including MedPointe).

“This is a landmark event for BDSI, and based on our standing relationship with Meda in Europe, we believe Meda is going to be a terrific marketing partner for BEMA Fentanyl here in the U.S.” said Dr. Mark A. Sirgo, BDSI’s President and CEO. “Meda already knows BDSI and the product they will be selling here in the U.S. When they recently entered the U.S. marketplace by purchasing MedPointe, they actively pursued the U.S. BEMA Fentanyl opportunity with us given the natural strategic fit. We believe Meda provides BDSI a commercial partner with global reach and abundant resources to support our lead product. Importantly, this transaction, along with the anticipated submission of our BEMA Fentanyl NDA, will allow us to achieve BDSI’s highest priorities for 2007. We could not be more pleased.”

Anders Lonner, CEO of Meda, stated “It is optimal timing for us to acquire the BEMA Fentanyl rights so soon after the acquisition of our U.S. platform MedPointe. BEMA Fentanyl represents a huge opportunity for us in the U.S. Our ambition with this product within the breakthrough cancer pain indication is to reach well over $200 million in yearly sales. Our U.S. marketing organization has good experience in the pain area and is well acquainted with the target group. Pain is a priority therapy area and with this deal we now add a significant potential for Meda in the U.S. market.”

BDSI will host a conference call to discuss the partnership today September 5, 2007 at 2:00 PM ET. We invite all those interested in hearing management's discussion to join the call by dialing 1-(877)-407-0788. International participants may access the call by dialing 1-(201)-689-8565. A replay will be available for one week following the call by dialing 1-(877)-660-6853 for domestic participants or 1-(201)-612-7415 for international participants and entering account number 286 plus conference ID code 254566 when prompted. Participants may also access a live web cast of the conference call through the BDSI website at www.biodeliverysciences.com or at http://www.vcall.com/IC/CEPage.asp?ID=120733. The web cast will be archived on the company's website for 7 days.

About BEMA™ Fentanyl

BDSI’s lead product under development is BEMA™ Fentanyl, a treatment for “breakthrough” cancer pain (i.e., episodes of severe pain which “break through” the medication used to control the persistent pain). BDSI believes there is a clear need and growing market for additional narcotic agents in alternative dosage forms to provide rapid pain relief. Fentanyl belongs to the group of medicines called narcotic analgesics, which are used to relieve pain. The transmucosal form of fentanyl is a powerful narcotic used to treat breakthrough cancer pain. BDSI believes that fentanyl applied with its BEMA™ disc technology has the potential to meet the market need for new narcotics and, BDSI believes, will be well suited for breakthrough cancer pain in opioid-tolerant patients.

About BioDelivery Sciences International Inc.

BioDelivery Sciences International, Inc. is a specialty pharmaceutical company that is focused on developing innovative products to treat acute conditions such as pain. The company utilizes its owned and licensed patented drug delivery technologies to develop, partner and commercialize, clinically-significant new products using proven therapeutics. The company’s headquarters are located in Morrisville, North Carolina and its principal laboratory is located in Newark, New Jersey. For more information please visit www.bdsinternational.com.

About Meda AB

MEDA AB (publ) is an international specialty pharma company that concentrates on marketing and market-adapted product development. Acquisitions and long-term partnerships are fundamental factors that drive the company’s strategy. Meda is represented with own organizations in 26 countries and with more than 1,500 employees within marketing and sales. Meda’s products are sold in approximately 120 countries world-wide. The Meda share is listed under Large Cap on the OMX Nordic Stock Exchange. To find out more, visit www.meda.se.

Forward-Looking Statements

Note: Except for the historical information contained herein, this press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects”, “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation: (i) actual sales results, if any, (ii) the application and availability of corporate funds and the Company’s need for future funds, or (iii) the timing for completion, and results of, scheduled or additional clinical trials and the FDA’s review and/or approval and commercial launch of the Company’s formulations and products and regulatory filings related to the same, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). Peak sales and market size estimates have been determined on the basis of market research and comparable product analysis, but no assurances can be given that such sales levels will be achieved, if at all

For more information, contact:

The Investor Relations Group

Investors: Joseph Kessler, 212-825-3210

Media: Bill Douglass, 212-825-3210